SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549




                             FORM 8-K

                          CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: March 16, 2001

            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company    PG&E Corporation
(415) 973-7000                      (415) 267-7000

    (Registrant's telephone number, including area code)

Item 5.  Other Events.

Liquidity and Financial Condition

As of March 15, 2001, Pacific Gas and Electric Company's (Utility) cash reserves are $2.7 billion, reflecting receipt of a $1.1 billion portion of a federal income tax refund of $1.2 billion received by PG&E Corporation, the Utility's parent. Since the Utility's operations showed a loss last year for tax purposes due to the escalating cost of the Utility's power purchases in excess of customer revenues for the delivery of that power, the majority of the refund was returned to the Utility. The $1.1 billion paid to the Utility fully reflects the refund the Utility would have received if it had filed taxes as a "stand alone entity" (i.e., if it had filed a separate tax return and had not joined in the filing of a consolidated return with PG&E Corporation).

While the tax refund improved the Utility's cash position, it is not adequate to cover the Utility's under-collected power purchase costs. If the Utility were current with all payments to its creditors (including the $938.5 million balance of its bank loans which the lenders can accelerate at any time), the cash position would be negative $1.6 billion.

The Utility intends to use a portion of the cash provided by the tax refund to fund the day-to-day operations of the Utility's gas and electric distribution and transmission system to help ensure that essential customer needs are met during the ongoing energy crisis.

Based on a preliminary estimate that is subject to revision, as of January 31, 2001, the Utility's under-collected balance in its Transition Revenue Account (TRA) (a regulatory balancing account used to track unrecovered power purchase costs), was approximately $8.3 billion. Beginning on January 18, 2001, the California Department of Water Resources (DWR) began purchasing power for the Utility's customers. To the extent the DWR did not purchase power, the California Independent System Operator (ISO) continued to purchase power to maintain the reliability of the electric grid and may charge the Utility a proportionate share of the ISO's purchases. The January 31, 2001 TRA balance includes certain costs that the Utility believes may not be the responsibility of the Utility such as: power procurement costs incurred by the DWR, estimated ISO charges for power purchases in those cases where the DWR did not purchase power, and charges for an allocated portion of defaulted payments owed to the California Power Exchange by another California investor-owned utility. Until the treatment of these costs are clarified the Utility has included them in its estimated TRA balance. As of February 1, 2001, California Assembly Bill 1X (AB 1X) authorized the DWR to (1) purchase power to meet the power needs of the Utility's customers that cannot be met by the Utility's own generation and power purchased by the Utility under contracts with qualifying facilities and other generators, and (2) issue revenue bonds to pay for its power purchases. If the DWR purchases enough power to cover fully the Utility's "net short" position, the ISO would not continue billing the Utility for the ISO's emergency power purchases to the same extent as occurred in January. The extent to which the Utility's TRA balance may continue to grow depends on several factors, including how AB 1X is interpreted and implemented by the DWR and the CPUC, and other legislative and regulatory developments.

With respect to the Utility's commercial paper, the Utility intends, subject to the continuing uncertainties, to make a first quarter interest payment on April 2, 2001. This payment will be for the interest only, from the original maturity date of each note through March 31, 2001. Interest will be calculated at the annual rate of 6.40125 percent, which was the 3-month LIBOR rate as of December 28. 2001.

The Utility also intends to defer quarterly interest payments on the Utility's 7.90 percent Deferrable Interest Subordinated Debentures, Series A, due 2025, until further notice in accordance with the indenture. The corresponding quarterly payments on the 7.90 percent Cumulative Quarterly Income Preferred Securities, Series A, (QUIPS) issued by PG&E Capital I, due on April 2, 2001, will be similarly deferred. Distributions can be deferred up to a period of five years per the indenture. Investors will accumulate interest on the unpaid distributions at the rate of 7.90 percent.

As of March 15, 2001, PG&E Corporation's cash reserves are $300 million, which includes the remaining balance of the total $1.2 billion tax refund.

                                SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                              PG&E CORPORATION

                              By: CHRISTOPHER P. JOHNS
                                  -----------------------------
                                  CHRISTOPHER P. JOHNS
                                  Vice President and Controller


                              PACIFIC GAS AND ELECTRIC COMPANY

                              By: DINYAR B. MISTRY
                                  -----------------------------
                                  DINYAR B. MISTRY
                                  Vice President and Controller




Dated: March 16, 2001